Exhibit 99.2

Tetraphase Pharmaceuticals Adds Nancy J. Wysenski to Board of Directors

Brings broad biopharmaceutical commercial experience to Board

WATERTOWN, Mass., March 13, 2014 – Tetraphase Pharmaceuticals, Inc. (NASDAQ:TTPH), a clinical-stage biopharmaceutical company developing a portfolio of potent new antibiotics designed to be effective against multidrug-resistant bacteria, today announced the addition of Nancy J. Wysenski to the company’s Board of Directors. Ms. Wysenski has more than 35 years’ experience in the life science industry, the majority of which have been spent in commercial leadership roles.

“In the year since our initial public offering, we have made significant progress in the advancement of our lead antibiotic candidate, eravacycline, towards regulatory filing and commercialization,” said Guy Macdonald, President and CEO of Tetraphase. “The addition of Nancy to our Board of Directors could not come at a better time, as her experience in the commercial launch and marketing of pharmaceutical products should prove invaluable to us in the years ahead.”

L. Patrick Gage, Ph.D., Chairman of the Tetraphase Board of Directors commented on the news: “Nancy brings broad commercial experience to the Tetraphase Board, expertise that complements our current strengths very well. We welcome Nancy to the Board and look forward to working with her as we help guide the company through the final stages of eravacycline development.”

Most recently, Ms. Wysenski served as Executive Vice President and Chief Commercial Officer at Vertex Pharmaceuticals, where she led the expansion and direction of the company’s sales, marketing, market research and sales operations activities for the company’s first two commercial products, which generated more than $1.5 billion in combined sales within their first 12 months on the market. Prior to joining Vertex, Ms. Wysenski served as Chief Operating Officer of Endo Pharmaceuticals, where she was responsible for sales, marketing, commercial operations, outsourced production, supply chain management, human resources and business development activities.

Ms. Wysenski’s previous roles include President of EMD Pharmaceuticals, the North American subsidiary of Merck KGaA, a number of sales-focused roles with Merck Human Health and Astra Merck, including Vice President of Field Sales for Astra Merck, and as a nurse in the Acute Psychiatry / Medical Teaching / Research Units at the Veteran’s Administration Medical Center in Cleveland. Ms. Wysenski serves as a member of the Boards of Directors of Alkermes plc and Reata Pharmaceuticals. She is a founder of the Research Triangle Park Chapter of the Healthcare Businesswomen’s Association and served on the Nominating Committee and National Advisory Board of the Healthcare Businesswomen’s Association. Ms. Wysenski received a BSN in Nursing from Kent State University and an MBA from Baldwin-Wallace College.

About Tetraphase Pharmaceuticals, Inc.

Tetraphase is a clinical-stage biopharmaceutical company using its proprietary chemistry technology to create novel antibiotics for serious and life-threatening multidrug-resistant (MDR) bacterial infections, including many of the MDR Gram-negative bacteria highlighted as urgent public health threats by the Centers for Disease Control and Prevention (CDC). Tetraphase’s lead product candidate, eravacycline, is a fully synthetic tetracycline derivative being developed as a broad-spectrum intravenous and oral antibiotic for use as a first-line empiric monotherapy. The safety and efficacy of eravacycline is currently being studied in the IGNITE program (Investigating Gram-negative Infections Treated with Eravacycline). Two Phase 3 clinical trials are ongoing: IGNITE 1 for the indication of complicated intra-abdominal infections (cIAI) and IGNITE 2 for complicated urinary tract infections (cUTI). Tetraphase has created more than 3,000 novel tetracycline analogs using its technology platform; in addition to eravacycline, Tetraphase has generated multiple preclinical antibiotic candidates that are currently being evaluated for clinical suitability.

Forward-Looking Statements

Any statements in this press release about our future expectations, plans and prospects, including statements regarding our strategy, future operations, prospects, plans and objectives, and other statements containing the words “anticipates,” “believes,” “expects,” “plans,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: whether our cash resources will be sufficient to fund our continuing operations through the end of 2015; whether results obtained in preclinical studies and early clinical trials will be indicative of results obtained in later-stage clinical trials; whether eravacycline will advance through the clinical trial process on a timely basis and receive approval from the United States Food and Drug Administration or equivalent foreign regulatory agencies; whether, if eravacycline obtains approval, it will be successfully distributed and marketed; and other factors discussed in the “Risk Factors” section of our most recent quarterly report on Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 7, 2014. In addition, the forward-looking statements included in this press release represent our views as of March 13, 2014. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so.

Investor Contacts:

Tetraphase Pharmaceuticals	Argot Partners
Jennifer LaVin	Susan Kim
617-715-3591	212-600-1902
jlavin@tphase.com	susan@argotpartners.com

Media Contact:

Sam Brown Inc.

Mike Beyer

773-463-4211

beyer@sambrown.com

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